CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 15, 2000, except for Note 9 as to which the date is April 2, 2000, with respect to the financial statements of Net2Wireless Corporation as of December 31, 1999, included in the Proxy Statement of Sensar Corporation that is made a part of the Registration Statement (Form S-4 No. 333-34298) and Prospectus of Sensar Corporation for the registration of 18,295,060 shares of its common stock.

Tel-Aviv, Israel
October 4, 2000

                                      /s/ Kost, Forer & Gabbay

                                      KOST, FORER & GABBAY

                                      A member of Ernst & Young International